                                                                     EXHIBIT 2.1



                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement ("Agreement") is made as of March 30, 1999, by Encore Medical Corporation, a Delaware corporation ("Buyer"), and those individuals listed on Exhibit A attached hereto (collectively "Sellers").

                                    RECITALS

         Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of Biodynamic Technologies, Inc., a Florida corporation (the "Company"), for the consideration and on the terms set forth in this Agreement.

                                    AGREEMENT

The parties, intending legally to be bound, agree as follows:

1.       DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

         "ACCOUNTS PAYABLE" -- those specific trade and other operating accounts payable of the Company as are detailed on Exhibit 2.5

         "APPLICABLE CONTRACT" -- any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

         "BEST EFFORTS" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

         "BREACH" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any material inaccuracy in or material breach of, or any material failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was materially inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

         "CLOSING DATE" -- the date and time as of which the Closing actually takes place.

         "CONSENT" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "CONTEMPLATED TRANSACTIONS" -- all of the transactions contemplated by this Agreement, including:

         (a) the sale of the Shares by Sellers to Buyer;

         (b) the execution, delivery, and performance of the Promissory Notes and the Sellers' Releases;

         (c) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement; and

         (d) Buyer's acquisition and ownership of the Shares and exercise of control over the Company.

         "CONTRACT" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "DISCLOSURE LETTER" -- the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

         "EMPLOYEE BENEFIT PLAN" -- means any bonus, severance, hospitalization, vacation, deferred compensation, pension, profit sharing, retirement, payroll savings, stock option, group insurance, death benefit or welfare plan, or any other employee benefit plan or fringe benefit arrangement of any nature whatsoever.

         "ENCUMBRANCE" -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

         "ENVIRONMENT" -- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

         "ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES" -- any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

         (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

         (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

         (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

         (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA").

         "ENVIRONMENTAL LAW" -- any Legal Requirement that requires or relates to:

         (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

         (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

         (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

         (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

         (e) protecting resources, species, or ecological amenities;

         (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

         (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

         (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

         "ERISA" -- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

          "FACILITIES" -- any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment currently or formerly owned or operated by the Company.

         "GAAP" -- generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4(b) were prepared.

         "GOVERNMENTAL AUTHORIZATION" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "GOVERNMENTAL BODY" -- any:

         (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

         (b) federal, state, local, municipal, foreign, or other government;

         (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

         (d) multi-national organization or body; or

         (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         "HAZARDOUS ACTIVITY" -- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

         "HAZARDOUS MATERIALS" -- any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         "INVENTORY" -- the supplies and inventories of the Company used in connection with the operation of its business as set forth in Exhibit 2.5.

         "IRC" -- the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         "IRS" -- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "KNOWLEDGE" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

         (a) such individual is actually aware of such fact or other matter; or

         (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

         "LEGAL REQUIREMENT" -- any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

         "OCCUPATIONAL SAFETY AND HEALTH LAW" -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

         "ORDER" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "ORDINARY COURSE OF BUSINESS" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

         (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

         (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

         (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

         "ORGANIZATIONAL DOCUMENTS" -- (a) the articles or certificate of incorporation and the bylaws of a corporation; and (b) any amendment to any of the foregoing.

         "PERSON" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "PROCEEDING" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "RELATED PERSON" -- with respect to a particular individual:

         (a) each other member of such individual's Family;

         (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

         (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

         (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

         (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

         (b) any Person that holds a Material Interest in such specified Person;

         (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

         (d) any Person in which such specified Person holds a Material
Interest;

         (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

         (f) any Related Person of any individual described in clause (b) or
(c).

For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and
(b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 25% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 25% of the outstanding equity securities or equity interests in a Person.

         "RELEASE" -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

         "REPRESENTATIVE" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "SECURITIES ACT" -- the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

          "SUBSIDIARY" -- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

         "TAX RETURN" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "THREAT OF RELEASE" -- a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

         "THREATENED" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

2.       SALE AND TRANSFER OF SHARES; CLOSING

2.1      SHARES

         Subject to the terms and conditions of this Agreement, at the Closing, Sellers sell and transfer the Shares to Buyer, and Buyer purchase the Shares from Sellers.


2.2      PURCHASE PRICE

         The aggregate purchase price (the "Purchase Price") for all of the Shares is Four Million Six Hundred Eighty Thousand Dollars ($4,680,000) plus the Adjustment Amount.

2.3      CLOSING

         The purchase and sale (the "Closing") provided for in this Agreement will take place upon the execution of this Agreement.

2.4      CLOSING OBLIGATIONS

At the Closing:

         (a) Sellers will deliver to Buyer:

                  (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer; and

                  (ii) releases in the form of Exhibit 2.4(a)(ii) executed by Sellers (collectively, "Sellers' Releases").

         (b) Buyer will deliver to Sellers:

                  (i) an aggregate amount of One Million Five Hundred Thousand Dollars ($1,500,000) if all of the Shares are tendered for sale (or such pro-rated amount if less than all of the Shares are tendered) (the "Initial Payment") allocated into the amounts listed on Exhibit A, as adjusted pro rata based on relative stock ownership by the Adjustment Amount, by bank cashier's or certified check payable to the order of [or by wire transfer to accounts specified by] each Seller in care of Steve Roy; and

                  (ii) promissory notes in the aggregate amount of Three Million One Hundred Eighty Thousand Dollars ($3,180,000), if all of the Shares are tendered for sale (or such pro-rated amount if less than all of the Shares are tendered) payable to each Seller in the respective principal amounts listed on Exhibit A in the form of Exhibit 2.4(b) (the "Promissory Notes").

2.5      ADJUSTMENT AMOUNT

         The Adjustment Amount (which may be a positive or negative number) will be calculated pursuant to the provisions of this Section 2.5.

         (a) At the Closing Date, the Company and Buyer shall value the Inventory based on the most recent invoices relating to the items thereof, and the Accounts Receivable (as defined herein) and the Accounts Payable based on the amounts recorded on the Company's general ledger. To the extent the value of the Cash, the Accounts Receivable, and the Inventory less the value of the Accounts Payable is greater than Five Hundred Thousand Dollars ($500,000), such excess shall be treated as an increase in the Purchase Price. To the extent such value is less than Five Hundred Thousand Dollars ($500,000), such deficit shall be treated as a reduction of the Purchase Price.

         (b) In addition to any adjustment made pursuant to subsection (a) above, the Purchase Price will be further decreased after the Closing dollar-for-dollar by the amount of any Accounts Receivable which have not been collected as of ninety (90) days after the Closing Date, by the amount of any Accounts Payable which have been paid by Buyer in excess of the amounts listed on Exhibit 2.1(b) and by the amount of Inventory deemed obsolete. For purposes of this provisions, obsolete Inventory shall mean and refer to any inventory that consist of a product or products that have been deleted from the Seller's product line, where the design is materially different from the current design and cannot be reworked into salable product, adjusted for any rework costs. Any decrease in the Purchase Price under this paragraph is referred to as the "Price Reduction".

         (c) On the Closing Date Buyer will deduct from the Initial Payment and hold in escrow an amount of Fifty Thousand Dollars ($50,000) (the "Price Adjustment Escrow Fund"),

         (d) On the one hundred twentieth (120th) day after the Closing Date (the "Settlement Date"),

                  (i) Buyer will deliver to Seller, pro rata based on relative stock ownership, good funds representing the sum of

                           (A)      the Price Adjustment Escrow Fund minus

                           (B)      the amount of any Price Reduction; and

                  (ii) Buyer will retain any funds deducted from the Price Adjustment Escrow Fund pursuant to clause (ii) (B) above.

         (e) To the extent that Buyer collects any Account Receivable after the ninetieth (90th) day Buyer shall retain the cash collected and not make any corresponding adjustment in the Purchase Price.

3.       REPRESENTATIONS AND WARRANTIES OF SELLERS

         The Major Sellers (as designated on Exhibit A) represent and warrant to Buyer all of the following, while the other Sellers represent and warrant those items listed in Sections 3.2, 3.3 and 3.26 as follows:

3.1      ORGANIZATION AND GOOD STANDING

         (a) Part 3.1 of the Disclosure Letter contains a complete and accurate list for the Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). The Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

         (b) Sellers have delivered to Buyer copies of the Organizational Documents of the Company, as currently in effect.

3.2      AUTHORITY; NO CONFLICT

         (a) This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. The Sellers' Release will constitute the legal, valid, and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms. Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Release and to perform their obligations under this Agreement and the Sellers' Release.

         (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                  (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company;

                  (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any Seller, or any of the assets owned or used by the Company, may be subject;

                  (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

                  (iv) cause Buyer or the Company to become subject to, or to become liable for the payment of, any Tax;

                  (v) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

                  (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

                  (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

Except as set forth in Part 3.2 of the Disclosure Letter, no Seller nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         (c) Sellers are acquiring the Promissory Notes for their own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

3.3      CAPITALIZATION

         The authorized equity securities of the Company consist of 10,000,000 shares of common stock, par value $0.01 per share, of which 3,400,000 shares are issued and outstanding and constitute the Shares. Sellers are the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances. Each Seller owns that number of Shares shown on Exhibit A. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, nor does it have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

3.4      FINANCIAL STATEMENTS

         Sellers have delivered to Buyer: (a) a consolidated balance sheet of the Company as at September 30, 1998 (the "Balance Sheet"), and the related consolidated statements of income, changes in stockholders' equity, and cash flow for the fiscal year then ended, and (b) an unaudited consolidated balance sheet of the Company as at February 28, 1999 (the "Interim Balance Sheet") and the related unaudited consolidated statements of income, changes in stockholders' equity, and cash flow for the five (5) months then ended. Such financial statements fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse); the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved.

3.5      BOOKS AND RECORDS

         The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether or not the Company is subject to that Section), including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. All of those books and records are in the possession of the Company.

3.6      TITLE TO PROPERTIES; ENCUMBRANCES

         Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by the Company. The Company own all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Part 3.6 of the Disclosure Letter. All material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances.

3.7      CONDITION AND SUFFICIENCY OF ASSETS

         The equipment of the Company is in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The equipment of the Company is sufficient for the continued conduct of the Company' businesses after the Closing in substantially the same manner as conducted prior to the Closing.

3.8      ACCOUNTS RECEIVABLE

         All accounts receivable of the Company that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. The Accounts Receivable are current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice). Subject to such reserves, each of the Accounts Receivable will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable. Exhibit 3.8 contains a complete and accurate list of all Account Receivables as of the Closing Date.

3.9      INVENTORY

         The Inventory reflected in the Balance Sheet, the Interim Balance Sheet and Exhibit 3.9, and those reflected on the books of the Company, has been determined and valued in accordance with GAAP at the lower of cost or market, on a first-in, first-out basis, applied on a consistent basis as reflected in the Balance Sheet and Interim Balance Sheet. Except as set forth in Part 3.9 of the Disclosure Letter:

         (a) the Inventory of the Company (whether raw materials, work-in-process, finished goods or other inventory) consist of items which are good and merchantable, are of a quality and quantity presently usable and salable to the Company's existing customers in the Ordinary Course of Business, and are of a quantity sufficient for the conduct of the Company in the Ordinary Course of Business, are not excessive (but are, in the opinion of Sellers, reasonable, adequate and appropriate in the current circumstances of the Company);

         (b) since September 30, 1998, the Company has not experienced any difficulties in obtaining any raw materials necessary to the operation of the Company, and no difficulties are expected or threatened in obtaining any of such raw materials,

         (c) no previously sold Inventory is subject to returns or recalls in excess of that historically experienced by the Company; and

         (d) all finished goods Inventory of Seller marked as "Sterile" is in fact sterile and can be used as is for medical implant procedures.

3.10     NO UNDISCLOSED LIABILITIES

         Except as set forth in Part 3.10 of the Disclosure Letter, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the

Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

3.11     TAXES

         (a) The Company has filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to it, pursuant to applicable Legal Requirements. Sellers have delivered to Buyer copies of, and
Part 3.11 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns filed since January 1, 1995. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers or the Company, except such Taxes, if any, as are listed in
Part 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

         (b) The United States federal and state income Tax Returns of the Company subject to such Taxes have not been audited by the IRS or relevant state tax authorities.

         (c) The charges, accruals, and reserves with respect to Taxes on the books of the Company are adequate (determined in accordance with GAAP) and are at least equal to that Company's liability for Taxes. There exists no proposed tax assessment against the Company except as disclosed in the Balance Sheet or in Part 3.11 of the Disclosure Letter. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by the Company. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

         (d) All Tax Returns filed by the Company are true, correct, and complete.

3.12     NO MATERIAL ADVERSE CHANGE

         Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

3.13     EMPLOYEE BENEFITS

         (a) Part 3.13 of Disclosure Schedule contains a complete list of all Employee Benefit Plans sponsored or maintained by the Company or under which the Company may be obligated. The Company has delivered to Buyer accurate and complete (i) copies of all Employee Benefit Plan documents and all other material documents relating thereto, including all summary plan descriptions, summary annual reports and insurance contracts; (ii) detailed summaries of all unwritten Employee Benefit Plans; (iii) copies of the most recent financial statements and actuarial reports with respect to all Employee Benefit Plans for which financial statements or actuarial reports are required or have been prepared; and (iv) copies of all annual reports for all Employee Benefit Plans (for which annual reports are required) prepared since the Company's inception. Each Employee Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the Employee Benefit Plans in the Disclosure Schedule.

         (b) All Employee Benefit Plans listed in the Disclosure Schedule conform (and at all times have conformed) in all material respects to, and are being administered and operated (and have at all times been administered and operated) in material compliance with, all applicable requirements of ERISA, the IRC, and all other applicable Legal Requirements.

         (c) Any Employee Benefit Plan that is intended to be qualified under
Section 401(a) of the IRC and exempt from tax under Section 501(a) of the IRC has been determined by the IRS to be so qualified, and such determination remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes or unrelated business income under the IRC or ERISA with respect to any such Employee Benefit Plan.

         (d) The Company does not have a defined benefit plan subject to Title IV of ERISA and does not have a current or contingent obligation to contribute to any multi-employer plan (as defined in Section 3(37) of ERISA). The Company has no liability with respect to any Employee Benefit Plan (as defined in Section 3(3) of ERISA) other than with respect to the Employee Benefit Plans listed on the Disclosure Schedule.

         (e) There are no pending or, to the Company's knowledge, threatened Proceedings by or on behalf of any Employee Benefit Plan listed on the Disclosure Schedule, or by or on behalf of any individual participants or beneficiaries of any such Employee Benefit Plan, alleging any breach of fiduciary duty on the part of the Company or any of its officers, directors or employees under ERISA or any other applicable regulations, or claiming benefit payments other than those made in the ordinary operation of such plans. To the Company's knowledge, the Employee Benefit Plans listed on the Disclosure Schedule are not the subject to any investigation, audit or action by the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation.

         (f) Except as disclosed in the Disclosure Schedule, no former or present employee of the Company has asserted any claim against the Company (whether under federal or state law, any employment agreement or otherwise) on account of or for: (i) overtime pay; (ii) wages or salary for any period; (iii) vacation, time off or pay in lieu of vacation or time off; or (iv) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work. No Person or party (including, but not limited to, governmental agencies of any kind) has asserted any claim or basis for any Proceeding against the Company arising out of any statute, ordinance or regulation relating to discrimination in employment or to employment practices, sexual harassment or occupational safety and health standards.

3.14     COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

         (a) Except as set forth in Part 3.14 of the Disclosure Letter:

                  (i) the Company is, and at all times since January 1, 1995 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                  (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                  (iii) the Company has not received, at any time January 1, 1995, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

         (b) Part 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in
Part 3.14 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.14 of the Disclosure Letter:

                  (i) the Company is, and at all times since January 1, 1995 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in
         Part 3.14 of the Disclosure Letter;

                  (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part
         3.14 of the Disclosure Letter;

                  (iii) the Company has not received, at any time since January 1, 1995, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                  (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Part 3.14 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Company to own and use their assets in the manner in which they currently own and use such assets.

3.15     LEGAL PROCEEDINGS; ORDERS

         (a) Except as set forth in Part 3.15 of the Disclosure Letter, there is no pending Proceeding:

                  (i) that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

                  (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

No such Proceeding has been Threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15 of the Disclosure Letter. The Proceedings listed in Part
3.15 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of the Company.

         (b) Except as set forth in Part 3.15 of the Disclosure Letter:

                  (i) there is no Order to which the Company, or any of the assets owned or used by the Company, is subject;

                  (ii) no Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, the Company; and

                  (iii) no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

         (c) Except as set forth in Part 3.15 of the Disclosure Letter:

                  (i) the Company is, and at all times since January 1, 1995 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                  (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and

                  (iii) the Company has not received, at any time since January 1, 1995, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

3.16     ABSENCE OF CERTAIN CHANGES AND EVENTS

         Except as set forth in Part 3.16 of the Disclosure Letter, since the date of the Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

         (a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

         (b) amendment to the Organizational Documents of the Company;

         (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

         (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

         (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

         (f) entry into, termination of, or receipt of notice of termination of
(i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $10,000;

         (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

         (h) cancellation or waiver of any claims or rights with a value to the Company in excess of $10,000;

         (i) material change in the accounting methods used by the Company; or

         (j) agreement, whether oral or written, by the Company to do any of the foregoing.

3.17     CONTRACTS; NO DEFAULTS

         (a) Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of:

                  (i) each Applicable Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $10,000;

                  (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $10,000;

                  (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts in excess of $10,000;

                  (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of less than one year);

                  (v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                  (vi) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

                  (vii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or any Affiliate of the Company or limit the freedom of the Company or any Affiliate of the Company to engage in any line of business or to compete with any Person;

                  (viii) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                  (ix) each power of attorney that is currently effective and outstanding;

                  (x) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

                  (xi) each Applicable Contract for capital expenditures in excess of $10,000;

                  (xii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

                  (xiii) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Part 3.17(a) of the Disclosure Letter sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts and the amount of the remaining commitment of the Company under the Contracts.

         (b) Except as set forth in Part 3.17(b) of the Disclosure Letter:

                  (i) no Seller (and no Related Person of any Seller) has or may acquire any rights under, and no Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company; and

                  (ii) no officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

         (c) Except as set forth in Part 3.17(c) of the Disclosure Letter, each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

         (d) Except as set forth in Part 3.17(d) of the Disclosure Letter:

                  (i) the Company is, and at all times since January 1, 1995 has been, in full compliance with all applicable terms and requirements of each Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound;

                  (ii) each other Person that has or had any obligation or liability under any Contract under which the Company has or had any rights is, and at all times since January 1, 1995 has been, in full compliance with all applicable terms and requirements of such Contract;

                  (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

                  (iv) the Company has not given to or received from any other Person, at any time since January 1, 1995, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

         (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

         (f) The Contracts relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.18     INSURANCE

         (a) Sellers have delivered to Buyer:

                  (i) true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the five (5) years preceding the date of this Agreement;

                  (ii) true and complete copies of all pending applications for policies of insurance; and

                  (iii) any statement by the auditor of the Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

         (b) Part 3.18(b) of the Disclosure Letter describes:

                  (i) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder;

                  (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company; and

                  (iii) all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

         (c) Part 3.18(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the five (5) preceding policy years:

                  (i) a summary of the loss experience under each policy;

                  (ii) a statement describing each claim under an insurance policy for an amount in excess of $1,000, which sets forth:

                           (A) the name of the claimant;

                           (B) a description of the policy by insurer, type of
                  insurance, and period of coverage; and

                           (C) the amount and a brief description of the claim;
                  and

                  (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

         (d) Except as set forth on Part 3.18(d) of the Disclosure Letter:

                  (i) All policies to which the Company is a party or that provide coverage to either any Seller, the Company, or any director or officer of the Company:

                           (A) are valid, outstanding, and enforceable;

                           (B) are issued by an insurer that is financially
                  sound and reputable;

                           (C) taken together, provide adequate insurance
                  coverage for the assets and the operations of the Company for all risks normally insured against by a Person carrying on the same business or businesses as the Company;

                           (D) are sufficient for compliance with all Legal
                  Requirements and Contracts to which the Company is a party or by which any of them is bound;

                           (E) will continue in full force and effect following
                  the consummation of the Contemplated Transactions; and

                           (F) do not provide for any retrospective premium
                  adjustment or other experienced-based liability on the part of the Company.

                  (ii) No Seller nor Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                  (iii) The Company has paid all premiums due, and have otherwise performed all of its respective obligations, under each policy to which the Company is a party or that provides coverage to the Company or director thereof.

                  (iv) The Company have given notice to the insurer of all claims that may be insured thereby.

3.19     ENVIRONMENTAL MATTERS

         Except as set forth in Part 3.19 of the Disclosure Letter:

         (a) The Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. No Seller nor the Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from
(i) any Governmental Body or private citizen acting in the public interest, or
(ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Sellers, the Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

         (b) There are no pending or, to the Knowledge of Sellers and the Company, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Sellers or the Company has or had an interest.

         (c) There are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. No Seller, nor the Company, nor any other Person for whose conduct they are or may be held responsible, or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has or had an interest.

3.20     EMPLOYEES

         (a) Part 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since October 1, 1998; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Company Employee Benefit Plan.

         (b) No employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Company by any such employee or director.

3.21     LABOR RELATIONS; COMPLIANCE

         The Company has not been nor is a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Company or their premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.22     INTELLECTUAL PROPERTY

         (a) The Company owns or possesses adequate rights to use all intellectual and similar property of every kind and nature relating to or used or necessary in the operation of the business of the Company, including, without limitation, (i) all patents and trademarks associated with the business of the Company (including all Governmental Entity trademarks, service marks, logos and designs, all registrations and recordings thereof, and all applications in the United States or any other Governmental Entity, all goodwill symbolized thereby or associated therewith and all extensions or renewals thereof, all of which are set forth on Part 3.22 of the Disclosure Schedule), (ii) copyrights associated solely with the business of the Company, including all copyrights, United States and foreign copyright registrations, and applications to register copyrights which are set forth on Part 3.22 of the Disclosure Schedule, (iii) inventions, formulae, processes, designs, know-how or other data or information, (iv) confidential or proprietary technical and business information, processes and trade secrets, (v) computer software, (vi) technical manuals and documentation made or used in connection with any of the foregoing, and (vii) licenses or rights with respect to any of the foregoing or property of like nature (collectively, "the Intellectual Property").

                  (1) Part 3.22 of the Disclosure Schedule sets forth a complete and accurate list of all registered copyrights, patents and trademarks owned by or under obligation of assignment to the Company, currently used in the conduct of the business of the Company, and all applications therefor;

                  (2) Part 3.22 of the Disclosure Schedule sets forth a complete and accurate list of the owners of the Intellectual Property. Each owner listed in Part 3.22 of the Disclosure Schedule is listed in the records of the appropriate Governmental Entity as the sole owner of record;

                  (3) Part 3.22 of the Disclosure Schedule sets forth a complete and accurate list of all agreements between the Company, on the one hand, and any Person, on the other hand, granting any right to use or practice any rights with respect to any the Intellectual Property;

                  (4) there is no encumbrance on the right of the Company to consummate the transactions contemplated hereby;

                  (5) except as disclosed in the Disclosure Schedule, the Company has entered into confidentiality agreements and non-disclosure agreements with all of its past and present employees, agents, distributors, directors and others who would be in a position to know a trade secret, formula, process, invention, design, know-how or any other information currently used in the conduct of the business of the Company and the Company is not aware of any situation where such information has been disclosed or authorized to be disclosed to any Person, except in the ordinary course of business or pursuant to an obligation of confidentiality binding upon said Person;

                  (6) there are no pending proceedings by or before any Governmental Entity, including oppositions, interferences, proceedings or suits, relating to the Intellectual Property, and no such proceedings are threatened;

                  (7) to the Company's knowledge, the conduct of the business of the Company, the sale of the Company's products and the exercise of rights relating to the patents which are part of the Intellectual Property does not infringe upon or otherwise violate any rights of any Person with respect to the Intellectual Property, it being agreed that if and when the Company has received an opinion of counsel regarding a certain product (all of which opinions are listed in Part 3.22 of the Disclosure Schedule), with respect to such product, the representation contained herein is being made in reliance on such opinion;

                  (8) to the Company's knowledge, no Person is infringing upon or otherwise violating any patents, which are part of the Intellectual Property;

                  (9) the Company has not received notice of any claims, obligations or liabilities and there are no pending claims, obligations or liabilities, of any Persons relating to the scope, ownership or use of any of the Intellectual Property; and

                  (10) each copyright registration, patent and registered trademark and application therefor listed in Part 3.22 of the Disclosure
Schedule is in proper form, has not been disclaimed and has been duly maintained, including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions.

3.23     CERTAIN PAYMENTS

         Since January 1, 1995, neither the Company nor director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business,
(ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

3.24     DISCLOSURE

         (a) No representation or warranty of Sellers in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

         (b) There is no fact known to any Seller that has specific application to any Seller or the Company (other than general economic or industry conditions) and that materially adversely affects the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or the Disclosure Letter.

3.25     RELATIONSHIPS WITH RELATED PERSONS

         No Seller or any Related Person of any Seller or of the Company has, or since October 1, 1997 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company' businesses. No Seller or any Related Person of Sellers or of the Company is, or since October 1, 1997 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in
Part 3.25 of the Disclosure Letter, no Seller or any Related Person of any Seller or of the Company is a party to any Contract with, or has any claim or right against, the Company.

3.26     BROKERS OR FINDERS

         Except as set forth in Part 3.26 of the Disclosure Letter, Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

4.       REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Sellers as follows:

4.1      ORGANIZATION AND GOOD STANDING

         Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

4.2      AUTHORITY; NO CONFLICT

         (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Promissory Notes, the Promissory Notes will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Promissory Notes and to perform its obligations under this Agreement and the Promissory Notes .

         (b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                  (i) any provision of Buyer's Organizational Documents;

                  (ii) any resolution adopted by the board of directors or the stockholders of Buyer;

                  (iii) any Legal Requirement or Order to which Buyer may be subject; or

                  (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

Except as set forth in Schedule 4.2, Buyer is not required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3      INVESTMENT INTENT

         Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

4.4      CERTAIN PROCEEDINGS

         There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

4.5      BROKERS OR FINDERS

         Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

5.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

         Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

5.1      ACCURACY OF REPRESENTATIONS

         All of Sellers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material.

5.2      SELLERS' PERFORMANCE

         (a) All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

         (b) Each document required to be delivered pursuant to Section 2.4 must have been delivered.


5.3      CONSENTS

         Each of the Consents identified in Part 3.2 of the Disclosure Letter, and each Consent identified in Schedule 4.2, must have been obtained and must be in full force and effect.

5.4      ADDITIONAL DOCUMENTS

         Each of the following documents must have been delivered to Buyer:

         (a) an opinion of Bloch & Minerley, P.L., dated the Closing Date, in the form of Exhibit 5.4(a);

         (b) such other documents as Buyer may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in
Section 6.4(a), (ii) evidencing the accuracy of any of Sellers' representations and warranties, (iii) evidencing the performance by any Seller of, or the compliance by any Seller with, any covenant or obligation required to be performed or complied with by such Seller, (iv) evidencing the satisfaction of any condition referred to in this Section 5, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

5.5      NO PROCEEDINGS

         There must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

5.6      NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS

         There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

5.7      NO PROHIBITION

         Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

5.8      MINIMUM TENDER OF SHARES

         There must be at least ninety-five percent (95%) of the total number of Shares outstanding tendered for sale pursuant to this Agreement.

6.       CONDITIONS PRECEDENT TO SELLERS'  OBLIGATION TO CLOSE

         Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

6.1      ACCURACY OF REPRESENTATIONS

         All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

6.2      BUYER'S PERFORMANCE

         (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

         (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4 and must have made the cash payments required to be made by Buyer pursuant to Sections 2.4(b)(i).

6.3      CONSENTS

         Each of the Consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

6.4      ADDITIONAL DOCUMENTS

         Buyer must have caused to be delivered to Sellers such documents as Sellers may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 5.4(a), (ii) evidencing the accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (ii) evidencing the satisfaction of any condition referred to in this Section 6, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

6.5      NO INJUNCTION

         There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Sellers to Buyer, and
(b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

7.       INDEMNIFICATION; REMEDIES

7.1      SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

         All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

7.2      INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS

         Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

         (a) any Breach of any representation or warranty made by Sellers in this Agreement, the Disclosure Letter, or any other certificate or document delivered by Sellers pursuant to this Agreement;

         (b) any Breach by any Seller of any covenant or obligation of such Seller in this Agreement;

         (c) any product shipped or manufactured by, or any services provided by, the Company prior to the Closing Date;

         (d) any matter disclosed in Parts 3.10 and 3.15 of the Disclosure Letter; or

         (e) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

The remedies provided in this Section 7.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

7.3      INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS -- ENVIRONMENTAL
MATTERS

         In addition to the provisions of Section 7.2, Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Company, and the other Indemnified Persons for, and will pay to Buyer, the Company, and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

         (a) any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Sellers or the Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (ii) (A) any Hazardous

Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Sellers or the Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by Sellers or the Company or by any other Person for whose conduct they are or may be held responsible; or

         (b) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Sellers or the Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Company prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by Sellers or the Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

Buyer will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 7.3. The procedure described in Section 7.9 will apply to any claim solely for monetary damages relating to a matter covered by this Section 7.3.

7.4      INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

         Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement,
(b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

7.5      TIME LIMITATIONS

         If the Closing occurs, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.3, 3.11, 3.13, and 3.19, unless on or before March 31, 2003 Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Section 3.3, 3.11, 3.13, or 3.19, or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before March 31, 2000 Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

7.6      ESCROW; RIGHT OF SET-OFF

         Upon notice to Sellers specifying in reasonable detail the basis for such set-off, Buyer may set off any amount to which it may be entitled under this Section 7 against amounts otherwise payable under the Promissory Notes or may give notice of a Claim in such amount under the Escrow Agreement. The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the Promissory Notes. Neither the exercise of nor the failure to exercise such right of set-off or to give a notice of a Claim under the Escrow Agreement will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

7.7      PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS

         (a) Promptly after receipt by an indemnified party under Section 7.2, 7.4, or (to the extent provided in the last sentence of Section 7.3) Section 7.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

         (b) If any Proceeding referred to in Section 7.9(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 7 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party;

and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

         (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

         (d) Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

7.8      PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS

         A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

8.       GENERAL PROVISIONS

8.1      EXPENSES

         Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Sellers will cause the Company not to incur any out-of-pocket expenses in connection with this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

8.2      PUBLIC ANNOUNCEMENTS

         Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Sellers and Buyer will consult with each other concerning the means by which the Company' employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

8.3      CONFIDENTIALITY

         Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings.

8.4      NOTICES

         All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Sellers:          Biodynamic Technologies, Inc.
                  Attention: Steve Roy
                  1425 E. Newport Center Drive
                  Deerfield Beach, FL 33442
                  Telephone No.: 954.421.3166
                  Facsimile No.: 954.570.6368

with a copy to:   Stuart Bloch, Esq.
                  Block & Minerley, P.L.
                  980 North Federal Highway, Suite 205
                  Boca Raton, FL 33430
                  Telephone NO.: 561.362.6699
                  Facsimile No.: 561.447.9884

Buyer:            Encore Medical Corporation
                  9800 Metric Blvd.
                  Austin, TX 78758
                  Attention: Harry L. Zimmerman, Vice President - Legal Affairs Telephone No.: 512.832.9500
                  Facsimile No.: 512.834.6310

8.5      JURISDICTION; SERVICE OF PROCESS

         Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Texas, County of Travis, or, if it has or can acquire jurisdiction, in the United States District

Court for the Western District of Texas, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

8.6      FURTHER ASSURANCES

         The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

8.7      WAIVER

         The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

8.8      ENTIRE AGREEMENT AND MODIFICATION

         This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Sellers dated February 5, 1999, as amended March 3, 1999) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

8.9      DISCLOSURE LETTER

         (a) The disclosures in the Disclosure Letter must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

         (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

8.10     ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

         Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

8.11     SEVERABILITY

         If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.12     SECTION HEADINGS, CONSTRUCTION

         The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

8.13     TIME OF ESSENCE

         With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

8.14     GOVERNING LAW

         This Agreement will be governed by the laws of the State of Texas without regard to conflicts of laws principles.

8.15     COUNTERPARTS

         This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER

ENCORE MEDICAL CORPORATION

By:   /s/ Nick Cindrich
      --------------------------------
      Nick Cindrich, CEO


SELLERS


/s/ Steve C. Roy
------------------------------
STEVE C. ROY


/s/ John D. Hodgeman
------------------------------
JOHN D. HODGEMAN


/s/ Michael R. Rutkin
------------------------------
MICHAEL R. RUTKIN


/s/ Mark J. Rutkin
------------------------------
MARK J. RUTKIN


/s/ David Strode
------------------------------
DAVID STRODE


/s/ Ralph Renick, Jr.
------------------------------
RALPH RENICK, JR.



------------------------------
DES HORNE